EXHIBIT 99.2

FIFTH STREET SENIOR FLOATING RATE CORP. APPOINTS PATRICK J. DALTON AS

CHIEF EXECUTIVE OFFICER

Chief Executive Officer Ivelin M. Dimitrov and President Todd G. Owens to Step Down, Effective January 2, 2017

GREENWICH, CT, December 14, 2016 - Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) (“FSFR” or the “Company”) today announced that its Board of Directors has appointed Patrick J. Dalton as Chief Executive Officer and elected him as a member of the Board of Directors, effective January 2, 2017 succeeding Ivelin M. Dimitrov. In addition, the Company announced that Todd G. Owens will also step down from his roles as President and a member of the Board of Directors, effective January 2, 2017.

On November 30, 2016, Fifth Street Finance Corp. (NASDAQ: FSC) announced the appointment of Mr. Dalton as its Chief Executive Officer and as Co-President of Fifth Street Asset Management Inc. (NASDAQ: FSAM), both effective January 2, 2017. Mr. Dalton joins Fifth Street from Gordon Brothers Finance Company, where he served as President, CEO and Chair of the Investment Committee from 2012 to 2016. Prior to that role, he was President and Chief Operating Officer at Apollo Investment Corporation from 2008 to 2012; Chief Investment Officer and Portfolio Manager at Apollo Investment Management, L.P. from 2007 to 2012; and a partner at Apollo Global Management from 2004 to 2012. Mr. Dalton previously served as a Vice President at Goldman, Sachs & Co., Chase Securities Corp. and Chase Manhattan Bank.

“We are delighted to welcome Patrick to FSFR’s leadership team,” said Bernard D. Berman, Chairman of the FSFR Board of Directors. “His deep industry insight and more than 25 years of credit and investment experience make him uniquely qualified to guide FSFR. With Patrick having full responsibility for FSFR’s investment and operating strategy, we look forward to continuing to execute on our strategic plan to deliver enhanced stockholder value. We would like to thank Ivelin and Todd for their numerous contributions to FSFR and wish them well in all of their future endeavors.”

“I am excited to lead both of Fifth Street’s credit-focused BDCs, which provide unique value propositions for shareholders,” said Mr. Dalton. “With 100% of its current debt portfolio invested in senior secured floating rate loans, I believe that FSFR is well-positioned for a potential rise in interest rates and is uniquely capable to originate and invest in attractive opportunities with appropriate risk-adjusted returns. Looking ahead, I am focused on improving the Company’s operating performance and stabilizing NAV, as we seek to improve returns for our shareholders over the long-term.”

About Patrick J. Dalton

Mr. Dalton is an accomplished investment management executive with over 25 years of investment and leadership experience. Most recently, from 2012 to 2016, Mr. Dalton was the Founder, President and Chief Executive Officer of Gordon Brothers Finance Company (“GBFC”), a portfolio company of BlackRock Capital Corporation since October 2014. GBFC is a commercial finance company that provides cash flow, asset-based and hybrid term loans to middle-market companies in North America and Europe. Prior to joining GBFC, Mr. Dalton was with Apollo Global Management from 2004 to 2012 where he served as President and Chief Operating Officer of Apollo Investment Corporation from 2008 to 2012 and served as Chief Investment Officer of Apollo Investment Management from 2007 to 2012. As a partner of Apollo Investment Management, his contributions were instrumental to the firm’s development and growth of Apollo Investment Corporation, leading over $8.6 billion of investments across 165 portfolio companies from 2004 through 2011. In addition to managing Apollo Investment Corporation, Mr. Dalton co-founded Apollo’s CLO platform, managed one of Apollo’s first Credit Opportunity Funds and was instrumental in founding Apollo’s European credit platform in 2006. Earlier in his career, Mr. Dalton served as a Vice President of Goldman Sachs & Co.'s GS Mezzanine Funds and a Vice President at Chase Securities, Inc. and The Chase Manhattan Bank, N.A. He holds an MBA from Columbia Business School and a BS in Finance from Boston College. Mr. Dalton was the founding sponsor for the Private Equity Mentorship Program at Columbia Business School.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles.  Having committed approximately $10 billion of loans over its 18-year track record, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of Fifth Street Senior Floating Rate Corp. (“FSFR”, or “Company”). Words such as “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR’s filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company’s operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449